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                                [BDO SEIDMAN, LLP LETTERHEAD]



November 24, 1997



Securities and Exchange Commission
450 5th Street N.W.
Washington, D.C. 20549

Gentlemen:

We have been furnished with a copy of the response to Item 4 of Form 8-K for the event that occurred on October 20, 1997, to be filed by our former client, American Healthchoice, Inc. We agree with the statements made in response to that item as they relate to our firm.

Very truly yours,

/S/ BDO SEIDMAN, LLP

BDO Seidman, LLP